Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports Year End and Fourth Quarter 2011

Results

Key Highlights:

Key Highlights:

•         Expects to submit response to FDA in support of LuViva® Advanced Cervical Scan PMA application in April

•         Signed additional international distributors for LuViva

•         Completed initial feasibility study for Barrett’s Esophagus

•         Invited to present at National Cancer Institute Financial Conference

Norcross, GA (March 28, 2012) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced its operating results for the fourth quarter and year ended December 31, 2011.

Service revenue for the fourth quarter of 2011 was approximately $896,000, compared to approximately $1,062,000 in the fourth quarter of 2010. Service revenue for all of 2011 was approximately $3.6 million, compared to approximately $3.4 million for 2010. Fluctuations in service revenue were due primarily to the timing of receivables.

The net loss attributable to common stockholders for the fourth quarter of 2011 was approximately $2.7 million, or $0.06 per share. This compares to a net loss attributable to common stockholders of approximately $280,000, or $0.007 per share, in the comparable quarter of 2010. The net loss attributable to common stockholders for 2011 was approximately $6.6 million, or $0.14 per share, compared to a net loss attributable to common stockholders of approximately $4.5 million, or $0.12 per share, for 2010.

Cash on hand at December 31, 2011, was approximately $2.2 million, as compared to approximately $3.3 million at December 31, 2010. While additional funding is being sought to support manufacturing and marketing activities, management believes that its anticipated future sales, as well as other funds from partnerships and grants, should be sufficient to support existing operations through the first quarter of 2013.

The Company also reported that it expects to submit its response to the FDA in support of the pre-market approval (PMA) application for LuViva in April, which will include additional data analysis by the management team and its consultants and is expected to include answers to the FDA’s questions, a suggested plan for achieving approval and a request for a meeting with the agency to determine the next course of action. The Company will provide an update once the agency responds and a pathway to approval is determined.

“While we will continue to work toward achieving FDA approval of LuViva in the U.S., we have made steady progress on the international front,” said Mark L. Faupel, Ph.D., Chief Executive Officer and President of Guided Therapeutics. “We now have preliminary or definitive agreements with distributors in more than 20 countries focused primarily in Europe and Asia and are continuing the vetting process for distributors in other markets. Our CE application is currently under review and we anticipate a second quarter 2012 approval. We plan to ship a small number of initial LuViva demo units in April to distributors in Europe, Canada and Asia as we prepare for the anticipated international launch in the second half of 2012. Meanwhile, we continue to ramp up our manufacturing capabilities and coordinate product introduction plans with our international distributors.”

Dr. Faupel added, “In support of the expansion of the Company’s technology platform, we recently completed the initial feasibility study of our Barrett’s Esophagus product, which we are developing with Konica Minolta Opto. The results of this study, which included 30 patients suspected of early cancer due to a previous finding of Barrett’s Esophagus or other risk factors, are promising and support the technology’s use in the surveillance of this disease. We are finalizing the device design and are in negotiations with leading doctors in preparation for a larger clinical study at multiple U.S. referral centers to gather additional patient data for establishing the detection algorithm.”

“It has been through diligent management of our resources that we have been able to continue to make progress on the LuViva international front and with our Barrett’s Esophagus product. We will, however continue to investigate additional sources of capital to support our manufacturing, marketing and R&D activities. We are fortunate to enjoy the continued support of Konica Minolta and the National Cancer Institute and are pleased to announce that we have been invited to present at the NCI Small Business Innovation Research Investor Forum at Agilent Technologies in Santa Clara, California on April 18, 2012.”

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT Thursday, March 29, 2012, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm or http://www.viavid.net. The live call is also available by dialing (877) 397-0292 or for international callers (719) 325-4921. A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until April 4, 2012 by dialing (877) 870-5176 or (858) 384-5517, and using pin number 3941500.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent quarterly reports.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(In Thousands, Except Per Share Data)

Three Months Ended	Twelve Months Ended
December 31	December 31

In Thousands except per share data	2011	2010	2011	2010

Service Revenue	$896	$1,062	$3,597	$3,364

Sales Revenue	25	—	25	—
Cost of goods sold	106	—	106	—
Gross loss	(81)	—	(81)	—
Cost and Expenses
Claim Settlement	$1,400	$—	$3,622	$—
Research & Development	755	399	2,779	1,805
Sales and Marketing	87	32	287	131
General & Administration	633	1,019	3,584	3,049
Total Operating Expense	$2,875	$1,450	$10,272	$4,985

Operating Loss	$(2,882)	$(388)	$(6,756)	$(1,621)

Interest & Other Income (expense)	121	108	112	(1,225)

Net Loss	(2,761)	(280)	(6,644)	(2,846)
Preferred Stock Dividends	—	—	—	(1,700)

Net Loss Attributable to Common Stockholders	$(2,761)	$(280)	$(6,644)	$(4,546)
Basic and Diluted Net Loss per Share	$(0.05)	$(0.006)	$(0.14)	$(0.12)
Basic and Diluted Weighted Average Shares Outstanding	50,317	46,941	48,868	38,596

Selected Balance Sheet Data (Unaudited)

(In Thousands)

	December 31, 2011	December 31, 2010
Cash & Cash Equivalents	$ 2,200	$ 3,268
Working Capital	$ 162	$ 612
Total Assets	$ 4,310	$ 3,919
Accumulated Deficit	$85,089	$78,445
Stockholders’ Equity	$ 1,473	$ 1,013

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